Exhibit 5.2

Troutman Pepper Hamilton Sanders LLP 401 9th Street, N. W., Suite 1000 Washington, D.C. 20004-2134 troutman.com

September 8, 2022

XORTX Therapeutics Inc.

3710 – 33rd Street NW

Calgary, Alberta, Canada T2L 2M1

Re:	Registration Statement on Form F-1 filed September 8, 2022

To Whom it May Concern:

We have acted as United States counsel to XORTX Therapeutics Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to a proposed maximum aggregate offering price of $11,500,000 of (A) (i) common share units (“Common Share Units”), with each Common Share Unit being comprised of one common share of the Company (collectively, the “Common Shares”) and one warrant to purchase a Common Share (collectively, the “Common Share Purchase Warrants”) with each whole Common Share Purchase Warrant exercisable to purchase one Common Share, and (ii) pre-funded warrant units (“Pre-Funded Warrant Units”), with each Pre-Funded Warrant Unit being comprised of one pre-funded warrant (collectively, the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one Common Share and one Common Share Purchase Warrant and (B) a proposed maximum aggregate offering price of $500,000 of warrants to purchase Common Shares (the “Underwriter Warrants” and, together with the Offering Warrants, the “Warrants”) to be issued to A.G.P./Alliance Global Partners (the “Underwriter”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”), substantially in the form filed as Exhibit 1.1 to the Registration Statement. The Warrants shall be governed under the terms of a Warrant Agreement (the “Warrant Agreement”) by and between the Company and Continental Stock Transfer & Trust Company.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

XORTX Therapeutics Inc. September 8, 2022 Page 2

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinions herein below are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy. We also express no opinion concerning the enforceability of the waiver of rights or defenses contained in the documents establishing the Securities.

Based on the foregoing, we are of the opinion that the Warrants, when duly authorized, executed, and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by Continental Stock Transfer & Trust Company, as warrant agent, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,